News Release

Unisys Names Troy K. Richardson to Board of Directors

BLUE BELL, Pa., June 15, 2021 – Unisys Corporation (NYSE: UIS), today announced that Troy K. Richardson has been elected to the Unisys board of directors, effective July 1, 2021.

Richardson, who serves as executive vice president and chief operating officer of global digital technology software company PTC Inc., brings to Unisys expertise in operations, sales, marketing and client service from his more than three decades in the Information Technology (IT) industry. Prior to joining PTC in 2020, he held several senior positions at DXC Technology and its predecessor, Computer Sciences Corporation, from 2015 to 2020, including senior vice president and head of Global Sales and senior vice president and general manager of Enterprise and Cloud Applications. Previously, Richardson also served as senior vice president, Global Alliance Sales, at Oracle Corporation and as senior vice president, Global Cloud Sales, Ecosystem and Channels at SAP SE.

“I have watched the Unisys transformational journey closely, and it is a pleasure to join the Unisys board,” said Richardson. “I look forward to applying my experience in digital workplace services, cloud and enterprise computing in my service as a member of the board.”

Richardson earned a B.S. degree in business from Eastern Illinois University and a Master of Management degree from Northwestern University’s Kellogg School of Management.

“We are excited about Troy joining the Unisys Board,” said Unisys Chair and CEO Peter Altabef. “Troy is an outstanding business leader and executive, and he brings to our board deep domain experience.”

About Unisys
Unisys is a global IT solutions company that delivers successful outcomes for the most demanding businesses and governments. Unisys offerings include digital workplace services, cloud and infrastructure services, software operating environments for high-intensity enterprise computing, business process solutions and application development services. Unisys integrates security into all of its solutions. For more information on how Unisys delivers for its clients across the government, financial services and commercial markets, visit www.unisys.com.

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Contacts:
Tony Buglione, Unisys, +1 (484) 919-5767
tony.buglione@unisys.com

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RELEASE NO.: 0615/9841
Unisys and other Unisys products and services mentioned herein, as well as their respective logos, are trademarks or registered trademarks of Unisys Corporation. Any other brand or product referenced herein is acknowledged to be a trademark or registered trademark of its respective holder.

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